Exhibit No. 99.1

For: Contact:

Encore Medical Corporation

Harry L. Zimmerman (512) 832-9500

Executive Vice President—General Counsel

harry_zimmerman@encoremed.com

Media: Noonan Russo Presence Euro RSCG

Susan Noonan (212) 845-4269

news@nrp-euro.com

FOR IMMEDIATE RELEASE

Encore Medical Corporation Announces Public Offering

Nov. 20, 2003 – Austin, TX: Encore Medical Corporation (Nasdaq: ENMC) today announced that it plans to publicly offer 8,500,000 shares of its common stock. It expects that the offering would consist of 6,000,000 shares to be offered by Encore and 2,500,000 shares to be offered by certain of its stockholders. The offering would be made pursuant to a shelf registration statement covering shares of common stock that became effective on November 6, 2003. Encore further expects that some of the selling stockholders will grant an over-allotment option to the underwriters for the offering of up to 1,275,000 shares. SG Cowen Securities Corporation is acting as lead manager of the offering and First Albany Capital Inc. is acting as co-manager.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes orthopedic implant products, sports medicine equipment and related products for the orthopedic industry.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A copy of the prospectus supplement and the prospectus related to the offering can be obtained when available from SG Cowen Securities Corporation at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or through ADP by fax (631) 254-7268.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as stock market price fluctuations, the availability of capital and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.